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                                                                   EXHIBIT 10.63

                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT ("Agreement"), dated August 20, 1999 (the "Effective Date"), is made and entered into by and between RAYTEL MEDICAL CORPORATION, INC., a Delaware corporation (the "Company"), and Allan Zinberg (the "Employee").

                                    RECITALS

     A. The Company and the Employee desire to terminate the existing employment agreement between Raytel Medical Corporation and Allan Zinberg dated September 28, 1995 (the "1995 Agreement"), and to enter into this Agreement for the continued employment of the Employee as the Company' President and Chief Operating Officer, and of its subsidiary corporations, joint venture interests in various cardiovascular labs and imaging centers, and the Employee desires to accept such continued employment. The employment of the Employee by the Company pursuant to this Agreement is hereinafter sometimes referred to as the "Employment."

     B. The Company and the Employee hereby enter into this Agreement setting forth each and all of the terms and conditions of the Employment.

     NOW THEREFORE, in consideration of the premises and the agreements, representations and warranties, contained in this Agreement, the Company and the Employee hereby agree as follows:

                                    AGREEMENT

     1.   Duties Term and Exclusive Employment.

          1.1 Duties and Responsibilities. Within the limitations established by this Agreement and the resolutions of the Board of Directors, the Employee shall have the title of President and Chief Operating Officer, but the Employee's responsibility and authority will be established by the Company's Chief Executive Officer, who shall establish specific projects for the Employee. The initial projects are set forth in Exhibit 1.1, attached hereto and incorporated herein by reference. It is the intention of the parties that the duties and responsibilities previously assigned to Employee as set forth in the Company's Bylaws and in the 1995 Employment Agreement (as defined in Paragraph 1.2, herein below) shall be re-assigned to the Chief Executive Officer or to other executives or employees within the Company during the term of this Agreement as defined in Paragraph 1.4 of this Agreement.

          1.2 Termination of Existing Employment Agreement. Effective with the Effective Date of this Agreement, the employment agreement dated September 28, 1995 (the "1995 Employment Agreement") shall be terminated.


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          1.3  Termination of Key Management Retention and Severance
Arrangement. Effective with the Effective Date of this Agreement, Employee hereby waives participation in the Key Management Retention Bonus and Severance Plan adopted by the Compensation Committee of the Board of Directors at a meeting held on May 19, 1999.

          1.4 Term of Employment. The Employment hereunder shall begin on the Effective Date and, unless earlier terminated as provided in Paragraphs 3 and 5 hereof, the Employment shall continue until midnight on December 31, 1999 (the "Term"). The Employment may not be extended except pursuant to the mutual written agreement of the parties and signed by the parties.

          1.5 No Other Employment or Business Activities. During the Term of the Employment, the Employee shall work a minimum of forty (40) hours per week and shall diligently and conscientiously devote all of his working time and attention to discharging his duties to the Company and shall not, without the express prior written consent of the Board of Directors of the Company, render to any other person, corporation, partnership, firm, company, joint venture or other entity any services of any kind for compensation or engage in any other activity that would in any manner whatsoever interfere with the performance of the Employee's duties on behalf of the Company. The foregoing notwithstanding, nothing herein shall prevent the Employee from engaging in charitable activities or activities of professional associations, from managing any personal investments on his own personal time, provided that such investments are not otherwise competitive with the Company, or engaging in the additional activities listed and described in Exhibit 1.5, attached hereto and incorporated herein by reference.

          1.6 Proprietary Information and Inventions Agreement. The Employee acknowledges his obligations under the Proprietary Information and Inventions Agreement of even date herewith, set forth in Exhibit 1.6, attached hereto and incorporated herein by reference (the "Proprietary Information and Inventions Agreement"), and agrees to be bound by the provisions thereof.

          1.7 Indemnity Agreement. The parties acknowledge their respective rights and obligations under the Indemnity Agreement of even date herewith, set forth in Exhibit 1.7, attached hereto and incorporated herein by reference (the "Indemnity Agreement"), and agree to be bound by the provisions thereof.

     2. Compensation. In full and complete consideration for the Employment and each and all of the services to be rendered to the Company, and any subsidiary of affiliate of the Company, by the Employee, the Employee shall receive compensation as follows, except as otherwise provided in Paragraph 3 hereof:

          2.1 Base Salary. The Employee shall receive from the Company a base salary, at the initial annual rate of Two Hundred Ninety-three Thousand Two Hundred Fifty-two and 96/100 Dollars ($293,252.96), pro rated for any partial week, payable in


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periodic installments in accordance with the Company's payroll policy as in effect from time to time. From each salary payment the Company will withhold any pay to the proper governmental authorities any and all amounts required by law to be withheld for federal income tax, state income tax, federal social security tax, state disability insurance premiums, and any and all other amounts required by law to be withheld from the Employee's salary. The Company will also deduct from the Employee's salary payments those sums, if any, authorized by the Employee in writing and approved by the Company. The Company will make payments and contribution, such as unemployment insurance premiums, workers' compensation insurance premiums and the employer's portion of federal social security tax, which are required by law to be made by the Company for the Employee's benefit without any deduction from the Employee's salary payments.

          2.2 Bonus Awards. The Employee will be eligible for consideration for incentive compensation ("Bonus Awards"), although no Bonus Awards are required to be paid hereunder. All Bonus Awards shall be determined by the Compensation Committee with approval from the Board of Directors in their sole discretion for the current fiscal period ending September 30, 1999, as they shall determine and based upon such factors as they deem relevant. Any such Bonus award will be deemed to be earned at the end of the current fiscal period and will be paid to the Employee within ninety (90) days following the end of the fiscal period for which such award is made; provided, however, that if, prior to the end of any such fiscal period, (i) the Employment is terminated as a result of the Employee's death or disability; (ii) the Company terminated the Employment other than For Cause pursuant to Paragraph 3.2 hereof; or (iii) the Employee terminates the Employment for Good Reason pursuant to Paragraph 3.4 hereof, in each case, the Employee shall be entitled to receive a prorated Bonus Award determined by multiplying the amount of the Bonus Award, if any, that the Employee would have received had the Employee been employed for the full fiscal period by a fraction, the numerator of which is the number of full months of Employment completed during the fiscal period and the denominator of which is the number of months in the fiscal period. Any such prorated bonus award will be paid to the Employee within ninety (90) days following the end of the fiscal period for which such award in made.

          2.3 Stock Options. The Employee is presently the holder of stock options granted under the Company's 1990 Stock Option Plan, which options are subject to separate written Option Agreements. No such Option Agreement constitutes an agreement of employment, and no provision of any such Option Agreement shall operate to extend the term of the Employment hereunder. During the Employment, the Employee will not be eligible for the grant of additional options. Upon termination of employment, any unvested stock options shall be controlled by the provisions set forth in Paragraph 5, herein below.

          2.4 Vacation. The Employee shall be entitled to paid vacation in accordance with the Company's vacation policy for senior executives, as in effect from time to time.


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          2.5  Automobile Allowance. The Employee shall be entitled to the payment of a monthly allowance for automobile expenses throughout the Term of the Employment, in the same amount and in accordance with the arrangements currently in effect, or to such alternate automobile allowance of comparable economic value as may be in effect from time to time.

          2.6 Insurance and Other Benefits. The Employee shall be entitled to participate in any life, medical, dental and/or disability insurance plans, together with nay supplemental insurance plans, as my be offered by the Company to its executive employees from time to time during the Employment. The Employee shall be eligible to participate in any other fringe benefits as may be provided by the Company to its executives, generally, during the Employment.

     3. Termination of Employment. The Employment may be terminated prior to the end of the Term specified in Paragraph 1.4 hereof upon the occurrence of any of the following:

          3.1 Death and Disability. The Employment shall automatically terminate upon the death of the Employee. The Company shall have the right, but not the obligation, to terminate the Employment at any time following determination of the Employee's total disability (as defined pursuant to the Company's long-term disability insurance plan covering the Employee if any such plan is then in effect, or otherwise as determined by the Company's Board of Directors). In the event of the Employee's total disability, the Employee's base salary pursuant to Paragraph 2.1 hereof, shall be continued for the lesser of:
(i) the duration of the Employee's total disability, or (ii) the waiting period determined in the Company's long-term disability policy then in effect or (iii) one (1) year if no such policy is then in effect. In the event of the Employee's death or total disability, the Employee or his estate shall be entitled to receive (A) the Employee's base salary through the date of termination of the Employment (as extended, in the case of total disability), plus (B) any Bonus Award earned by the Employee as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (C) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.6, hereof. In the event of a partial disability that prevents the Employee from effectively performing his duties and responsibilities hereunder, the parties will attempt, in good faith, to negotiate a basis upon which the Employee may continue as an employee of the Company in a reduced capacity and at appropriately reduced compensation. If no such arrangement is agreed upon, the Company may elect to treat the Employee's disability as a total disability for purposes of this Paragraph 3.1.

          3.2 Termination of Employment by the Company "For Cause". The Company shall have the unrestricted right, but not the obligation, to terminate the Employment at any time "For Cause" in the event of the Employee's (i) willful and repeated neglect of his duties hereunder (other than as a result of a physical disability not related to substance abuse), (ii) conviction of a crime involving moral turpitude, (iii) commission of any act of fraud or dishonesty against the Company, or (iv) breach of the


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Employee's obligations hereunder or under the Proprietary Information and
Inventions Agreement which, if curable, is not cured within ten (10) days following notice thereof by the Company. The decisions to terminate the Employment For Cause, to take other action or to take no action in response to such occurrence shall be in the sole and exclusive discretion of the Company. Upon any termination of the Employment by the Company For Cause, the Employee shall be entitled to receive (A) the Employee's base salary through the date of such termination, plus (B) any bonus Award earned by the Employee as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.6, hereof.

          3.3 Other Termination of Employment by the Company. The Company may terminate the Employment hereunder at any time for any reason. However, if the Employment is terminated by the Company for any reason other than pursuant to Paragraphs 3.1 or 3.2 hereof, the Employee shall be entitled to receive his base salary through the date of termination of the Employment pursuant to this Agreement. In addition, Employee shall be entitled to receive a severance payment and other benefits as set forth in Paragraph 5, herein below.

          3.4 Termination of Employment by the Employee for "Good Reason". The Employee shall have the right to terminate the Employment at any time for "Good Reason" in the event that, other than pursuant to Paragraphs 3.1 or 3.2 hereof, the Company, without the Employee's prior written consent, (i) materially breaches the terms of this Agreement in respect to the payment of compensation or benefits or in any other material respect and such breach is not cured within ten (10) days after notice thereof; (ii) requires the Employee , as a condition to the Employment, to be based more than one hundred (100) miles form the location where he is based as of the Effective Date; or (iii) requires the Employee, as a condition to the Employment, to perform illegal or fraudulent acts or omissions. If the Employee voluntarily terminates the Employment for Good Reason pursuant to this Paragraph 3.4, the Employee shall be entitled to receive the payments and other benefits specified in paragraph 3.3 hereof with respect to a termination be the Company other than For Cause.

          3.5 Termination of Employment by the Employee Without "Good Reason". Upon any voluntary termination of the Employment by the Employee, other than for Good Reason pursuant to Paragraph 3.4 hereof, the Employee shall be entitled to receive (i) the Employee's base salary through the date of such termination, plus (ii) any Bonus award earned by the Employee as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (iii) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraphs 2.6, hereof.

     4. Expenses. The Company will reimburse the Employee for those customary, ordinary and necessary business expenses incurred by him in the performance of his duties and activities on behalf of the Company. Such expenses will be reimbursed upon presentation by the Employee of appropriate documentation to substantiate such expenses


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pursuant to the policies and procedures of the Company governing reimbursement of business expenses to its executives.

     5. Compensation upon Expiration of Agreement. The Company agrees to provide Employee with the severance benefits set forth in this Paragraph 5 upon the occurrence of the following events, whichever occurs first: (i) when this Agreement terminates, either as a result of the expiration of the Term set forth in Paragraph 1.4 hereof, or pursuant to Paragraph 3.3 or 3.4 hereof, or (ii) in the event there is a Change of Control (as defined herein) that occurs prior to the expiration of the Term set forth in Paragraph 1.4. Both such events are referred to herein as the "Termination Event."

          5.1 Severance Payment. In the event there is a Termination Event (as defined herein) Employee shall be entitled to receive severance payments (the "Severance Payment") equal to his then current base salary for a period of twenty-four (24) months (the "Severance Period") following the date of the Termination Event.

          5.2 Method and Manner of Payment. The Severance Payment shall be paid in periodic installments during the Severance Period, in accordance with the Company's payroll policy as in effect from time to time, and shall be in lieu of any other severance payment or other benefit to which the Employee might otherwise be entitled. Notwithstanding the foregoing, in the event there is a Change of Control, then the Company agrees immediately to make a lump sum payment of the balance of the Severance Payments remaining unpaid under Paragraph 5.1, hereof. The Company will secure the payment of the Severance Payment with an irrevocable letter of credit from a commercial bank that is acceptable to both the Company and the Employee in the form of Exhibit 5.3 to this Agreement (the "Letter of Credit") as of the effective date of a Change of Control as defined in Paragraph 5.8 herein below.

          5.3 Services Following Change of Control. Employee agrees that if an acquiring entity desires Employee's services for a transition period, the Employee will provide those services for up to three (3) months on the same basis at the same salary rate in effect during the Term of this Agreement; provided however, that in no event will Employee's commitment to provide services extend past July 31, 2000.

          5.4 Other Benefits. In addition, in the event of such a Termination Event, the Company will, to the extent its plans permit, continue to provide to the Employee coverage under the Company's life, medical and dental plans as presently in place at the Effective Date of this Agreement or as changed from time to time by the Company prior to the expiration of the Severance Period set forth in Paragraph 5.1, above, but not any disability plan. In the event that the Company may not continue to provide the benefit of any such plans, the Severance Payment shall be increased by an amount equal to the Employee's cost of providing such discontinued


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medical and dental coverages for himself and his dependents during the Severance
Period, assuming, where applicable, the timely compliance by the Employee with any notification procedure required in order to obtain continuation coverage at group rates. Following the expiration of the Term specified in Paragraph 1.4, above, or if terminated earlier in accordance with Paragraph 3, above, Employee will no longer be eligible for vacation or any other benefits except as set forth in this Paragraph 5.4.

          5.5 Automobile Allowance. Following the expiration of the Term specified in Paragraph 1.4, above, or if terminated earlier in accordance with Paragraph 3, above, the Employee shall be entitled to assume, and the Company agrees to assign, the lease of any automobile provided to the Employee during the Employment and the Company agrees to waive any ownership interest in the lease agreement or in the automobile.

          5.6 Bonus and Stock Options. The Employee shall not be entitled to receive any bonus or incentive compensation award during the Severance Period. Any unvested stock options previously granted to Employee pursuant to the 1990 Stock Option Plan shall become fully vested upon any Termination Event occurring. All such stock option shall remain subject to the 1990 Stock Option Plan and any written agreement evidencing such grant of stock options to the Employee.

          5.7 Unused Vacation. Employee shall be entitled to receive any unused, accrued vacation time, paid as a lump sum payment, less applicable taxes, to be paid on December 31, 1999.

          5.8 Change of Control Defined. For purposes of this Agreement, and at any time during the Term hereof, the term Change of Control shall mean any of the following occurrences:

               (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of sixty-seven percent (67%) or more of the combined voting power of the Company's then outstanding Voting Securities; or

               (ii) Approval by shareholders of the Company, or the consummation, of: (1) a merger, consolidation or reorganization involving the Company; (2) a complete liquidation or dissolution of the Company; or (3) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person. For purposes of this Agreement the term "substantially all" shall include but not be limited to any disposition or series of dispositions of business units or other assets that collectively generated at least 50% of the Company's revenues or operating


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income (defined as earnings before interest and taxes ("EBIT")) (as measured by the Company's June 30, 1999 financial statements, a copy of which is attached hereto as Exhibit 5.8); or

               (iii) Richard F. Bader for any reason ceasing to be the Company's Chairman and/or Chief Executive Officer.

          5.9 Covenant Not to Compete. Except as provided below, Employee may not during the two (2) year period following the date a Termination Event (the "Restricted Period"), engage, directly or indirectly, as owner, partner, stockholder, joint venturer consultant, or in any other capacity whatsoever become financially interested, in any business providing the same or similar cardiac testing or diagnostic imaging services as now being performed either by Raytel Cardiac Services, Inc., Raytel Imaging Holdings, Inc., or Raytel Imaging Network, Inc. (the "Restricted Services") anywhere within the continental United States for services performed by Raytel Cardiac Services, Inc. (the "Cardiac Testing Restricted Territory"), or within a ten (10) mile radius of any of the existing facilities which are owned, operated or managed either by Raytel Imaging Holdings, Inc. or Raytel Imaging Network, Inc. (the "Diagnostic Imaging Restricted Territory").

               (i) The provisions of this Paragraph 5.9 shall not pertain to or restrict Employee from:

                    (a) owning up to 5 % of the capital stock of any corporation whose stock is publicly traded; or

                    (b) performing the duties and responsibilities of a full-time member of the teaching faculty at an accredited business school.

                    (c) providing management consulting or similar services with respect to heart centers, cardiac catheterization laboratories and physician practice groups.

               (ii) If Employee elects not to exercise any unvested stock options available to him under Paragraph 5.6 of this Agreement, the Restricted Period set forth in this Paragraph 5.9 above shall end at the time Employee's right to exercise said options expire.

               (iii) Employee agrees that the time period provided for, and the geographical area encompassed by, the covenant contained in Paragraph 5.9 are necessary and reasonable in order to protect the Company in the conduct of the business and the utilization of its assets.

               (iv) If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Paragraph 5.9 to be unreasonable as to its


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scope, territory or term, and if such court in its judgment or decree shall declare or determine a lesser scope, territory or term which such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.

               (v) It is expressly agreed that monetary damages would be inadequate to compensate the Company for any breach by Employee of the covenants set forth in this Paragraph 5.9 and, accordingly, that in the event of any breach or threatened breach by Employee of any such covenant, the Company will be entitled to seek and obtain preliminary and permanent injunctive relief in any court of competent jurisdiction, in addition to any other remedies at law or in equity to which the Company may be entitled.

     6. Release of Claims. Employee and his successors and assigns release the Company and its shareholders, investors, directors, officers, employees, agents, attorneys, legal successors and assigns from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any time had, or shall or may have against any of the released parties based upon or arising out of any matter, cause, fact, things, act or omission whatsoever occurring or existing at any time to and including the effective date of this Agreement, including, but not limited to, any claims of wrongful termination, breach of contract, fraud, negligent misrepresentation, intentional or negligent infliction of emotional distress, defamation or national origin, race, age, sex, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, or other applicable state or federal law. The foregoing release of claims shall not apply to any obligations arising under this Agreement.

     7. Conflicts of Interest. The Employee covenants, warrants and represents to the Company that he has the full right and authority to enter into the Employment and this Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with or to any other person, corporation, partnership, firm, company, joint venture or other entity which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to the Employment and/or this Agreement. As a condition of the Employment and of the Company's entering into this Agreement, the Company requires that the Employee not, and the Employee hereby specifically agrees, covenants, warrants and represents that during the Employment he will not, without the Company's express prior written consent, accept any employment, contractual or other relationship of any kind or nature whatsoever or engage in any association or dealing of any kind or nature whatsoever with any person, corporation, partnership, firm, company, joint venture, or other entity in violation of the Covenant Not to Compete set forth in Paragraph 5.9 above; provided that nothing herein shall prohibit Employee from owning up to five percent (5%) of the outstanding shares of any class of equity securities of a corporation engaged in any such prohibited activity whose securities


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are listed on a national securities exchange or quoted daily in the over-the-counter listings of The Wall Street Journal.

     8. Duties of the Employee After Any Notice of Termination of the Employment. Following any notice of termination of the Employment, the Employee shall fully cooperate with the Company in all matters relating to the winding up of the Employee's work on behalf of the Company and the orderly transfer of all pending work and of the Employee's duties and responsibilities to such other person or persons as may be designated by the Company in its sole discretion. Upon any termination of the Employment, the Employee will immediately deliver to the Company any and all of the Company's property of any kind or nature whatsoever in the Employee's possession, custody or control, including, without limitation any and all Confidential Information as that term is defined in the Proprietary Information and Inventions Agreement.

     9. No Solicitation. During the Employment and for two (2) years following any termination of the Employment, the Employee will not, without having received prior written permission of the Company's Chief Executive Officer to do so, directly or indirectly, on his own behalf or in the service of others, hire, interfere with or raid the officers, employees, and/or agents of the Company or in any manner attempt to persuade any such person to discontinue any relationship with the Company. The Employee and the Company confirm that this Paragraph 9 is reasonable and necessary for the protection of the trade secrets and proprietary information of the Company.

     10. Arbitration. Except as otherwise expressly provided in this Agreement, any and all controversies, disputes and/or claims in any manner arising out of or relating to this Agreement or the Employment shall be settled solely be arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration proceeding shall take place in the state and county of the Company's office where the Employee is based. Judgment on any decision rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own attorney's fees and expenses and other costs in any arbitration proceeding. All administrative fees and the fee of the arbitrator shall be borne by the parties equally. Except as otherwise expressly provided in this Agreement, the arbitration provisions set forth above in this Paragraph 10 are intended by the Employee and by the Company to be absolutely exclusive for all purposes whatsoever, and applicable to each and every controversy, dispute and/or claim in any manner arising out of or relating to this Agreement, and the Employment, the meaning, application and/or interpretation of this Agreement, any breach or claimed breach thereof and/or any voluntary or involuntary termination of this Agreement with or without cause, including, without limitation, any such controversy, dispute and/or claim which, if pursued through any state or federal court or administrative agency, would arise at law, in equity and/or pursuant to statutory, regulatory and/or common law rules, regardless of whether such dispute, controversy and/or claim would arise in and/or from contract, tort or any other legal and/or equitable theory or basis. Notwithstanding anything to the contrary contained in this Paragraph 10, the Company shall at all times have and retain the full,


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complete and unrestricted right to immediate and permanent injunctive and other relief as provided in Paragraph 11 below.

     11. The Company's Right to Immediate Injunctive Relief. The Employee recognizes, acknowledges and agrees that any breach or any threatened breach of any Paragraph, term, provision or covenant of any of Paragraphs 1, 5.9, 6, 7, 8, or 9 of this Agreement or of the Proprietary Information and Inventions Agreement would cause irreparable injury to the Company which could not be adequately compensable in monetary damages and that the remedy at law for any such breach will be entirely insufficient and inadequate to protect the Company's legitimate interests. Therefore, the Employee specifically recognizes, acknowledges and agrees that the Company shall at any and all times be and remain fully entitled to seek and obtain immediate temporary, preliminary and permanent injunctive relief for any such breach or threatened breach from any court of competent jurisdiction. The prevailing party in any action instituted pursuant to this paragraph 11 shall be entitled to recover form the other party its reasonable attorneys' fees and other expenses incurred in such litigation.

     12. Survival of Certain Provisions of this Agreement. Except as may otherwise be provided herein, each and all of the terms provisions and covenants of each of paragraphs 1, 2, 3, 5, 6, 7, 8, 9, 10 and 11 of this Agreement shall, for any and all purposes whatsoever, survive any termination of the Employment, regardless of whether such termination is by the Employee, the Company, by expiration or otherwise.

     13.  General.

          13.1 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, the Employee and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of the Employee under this Agreement shall be personal and not assignable or delegable by the Employee in any manner whatsoever to any person, corporation, partnerships, firm, company, joint venture or other entity. The Employee may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or nay rights which he may have pursuant to the terms and provisions of this Agreement. Notwithstanding the foregoing, the Company covenants and agrees to require that any successor to the Company and any person acquiring the Company, the Company's shares, or assets of Company through a Change of Control shall agree to honor the obligation of the Company under this Agreement.

          13.2 Waiver. No waiver of any breach of any warranty, representation, agreement, promise, covenant, paragraph, term or provision of this Agreement shall be deemed to be a waiver of any proceeding or succeeding breach of the same or any other warranty, representation, agreement, promise, covenant, paragraph, term and/or provision of this Agreement. No extension of the time for the performance of any obligation or other act required or permitted by this Agreement shall be deemed to be an extension of the time


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of the performance of any other obligation or any other act required or permitted by this Agreement.

          13.3 Sole and Entire Agreement. This Agreement, and the other agreements referred to herein, including the Company's benefit plans, are the sole, complete and entire contract, agreement and understanding between the Company and the Employee concerning the Employment, the terms and conditions of the Employment, the duration of the Employment, the termination of the Employment and the compensation and benefits to be paid and provided by the Company to the Employee pursuant to the Employment. Except as otherwise provided herein, the Agreement supersedes any and all prior contracts, agreements, plans, agreements in principle, correspondence, letters of intent, understandings, and negotiations, whether oral or written, concerning the Employment, the terms and conditions of the Employment, the duration of the Employment, the termination of the Employment and the compensation and benefits to be paid by the Company to the Employee pursuant to the Employment.

          13.4 Amendments. No amendment, modification, waiver, or consent relating to this Agreement will be effective unless and until it is embodied in a written document signed by the Company and by the Employee.

          13.5 Originals. The Agreement may be executed by the Company and by the Employee in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

          13.6 Headings. Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

          13.7 Savings Provision. To the extent that any provisions of this Agreement or any Paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such Paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

          13.8 Applicable Law. This Agreement and each and every provision of this Agreement shall be interpreted solely pursuant to the internal laws of the State of California without regard to any conflicts of law principles thereof.

          13.9 Construction. The language of this Agreement and of each and every paragraph, term and provisions of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against the Employee or the Company, and with no


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

regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

          13.10 Notices. Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by registered or certified mail, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Paragraph 13.10. Notices delivered personally shall be deemed received on the date of delivery. Notices delivered by mail shall be deemed received on the third business day after the mailing thereof.

     Mailed notices to the Employee shall be addressed as follows:

          Allan Zinberg

          Simsbury, Connecticut


     Mailed notices to the Company shall be addressed as follows:

          Raytel Medical Corporation
          2755 Campus Drive, Suite 200
          San Mateo, California 94403-2515
          Attention:  Chief Executive Officer

          13.10 Expenses. The Company shall pay, or reimburse the Employee for, all reasonable attorney's fees incurred by Employee in connection with the negotiation and preparation of this Agreement.

     IN WITNESS THEREOF, the Company and the Employee have each duly executed this Agreement as of the date first set forth above.



RAYTEL MEDICAL CORPORATION                 EMPLOYEE



By: /s/ Richard F. Bader                   By: /s/ Allan Zinberg
   ------------------------------------       ----------------------------------
   Richard F. Bader                           Allan Zinberg
   Chief Executive Officer


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